Exhibit 99.1

Demand Media Names Wendy Voong Chief Accounting Officer

Former Activision, Ernst & Young Accountant Brings Broad Range of

Financial Experience to Demand Media’s Management

SANTA MONICA, CA (August 3, 2015) — Demand Media today announced that it has named Wendy Voong as its Chief Accounting Officer. Formerly of Activision Blizzard and Ernst & Young, Voong brings extensive expertise in operational accounting, as well as compliance and external reporting. She will oversee Demand Media’s accounting team and be responsible for the financial and accounting process.

“I’ve had the pleasure of working with Wendy during her time at Ernst & Young, as her client at two separate companies,” said Rachel Glaser, CFO of Demand Media. “Wendy has a breadth of experience that spans operational accounting, compliance and public reporting which makes her uniquely suited for our Chief Accounting role here at Demand Media.”

Voong most recently served as Senior Director, North America Accounting and Reporting for Activision, a global developer and publisher of interactive entertainment. In that role, she oversaw the accounting and reporting functions for Activision’s North America transactional and studio accounting groups. While at Activision, Voong was also responsible for SEC reporting and all aspects of the quarterly close cycle.

Prior to Activision, Voong spent twelve years at Ernst & Young, where she coordinated financial statement audits from planning to financial reporting for SEC registrants and private companies in a range of industries, specializing in the technology industry.

About Demand Media

Demand Media, Inc. (NYSE: DMD) is a diversified Internet company that builds platforms across our media (eHow, LIVESTRONG.com, and Cracked) and marketplace (Society6 and Saatchi Art) properties to enable communities of creators to reach passionate audiences in large and growing lifestyle categories. In addition, Demand Media’s branded content creation (studioD) and programmatic advertising (Demand360) offerings help advertisers find innovative ways to engage with their customers. For more information about Demand Media, visit www.demandmedia.com.

Contact:

Demand Media, Inc.
Media Contact:
David Glaubke
Vice President, Corporate Communications
310-917-6490
david.glaubke@demandmedia.com
or

Investor Contact:
Malindi Davies

310-394-6400
IR@demandmedia.com